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                     SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC  20549


                                   FORM 8-K


                                CURRENT REPORT





    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                      Date of Report:  January 14, 1994









                   AMERICAN TELEPHONE AND TELEGRAPH COMPANY



A New York               Commission File               I.R.S. Employer
Corporation                No. 1-1105                  No. 13-4924710






32 Avenue of the Americas, New York, New York 1001 3-2412

              Telephone Number (212) 387-5400


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Form 8-K                           American Telephone and Telegraph Company
January 14, 1994


Item 5.  Other Events.

     On January 14, 1994, American Telephone and Telegraph Company ("AT&T") announced that it will book a non-cash charge against 1993 results for postemployment benefits and payments as required by a new accounting rule-- Statement of Financial Accounting Standards No. 112 /Employers' Accounting for Postemployment Benefits ("SFAS No. 112").

     Under the new rule, separation payments must be expensed as they accumulate over employees' working lives, rather than booked as they are identified. Disability payments are expensed as disabilities occur rather than as payments are made. This accounting change is expected to reduce full-year 1993 earnings by about $1.3 billion after taxes, or about 96 cents per share. AT&T will continue to book expenses in future years as these employee costs accumulate. These non-cash accruals could amount to about $200 million after taxes annually. Besides these charges, AT&T's 1993 results will also reflect previously announced restructuring activities and pension costs associated with an early retirement program of its subsidiary NCR Corporation, which are expected to be approximately
$120 million after taxes.

     As a result of AT&T's decision to adopt SFAS No. 112 effective January 1, 1993, the following changes were made to previously filed 1993 quarterly information. In the first quarter, income before cumulative effects of accounting changes was reduced by $60 million ($0.04 per share), cumulative effects of accounting changes was increased by $1,128 million ($0.84 per share) and net loss was increased by $1,188 million ($0.88 per share). Income before cumulative effects of accounting changes and net income was reduced by $39 million ($0.03 per share) and $22 million ($0.02 per share) in the second and third quarters, respectively. For the nine months ended September 30, 1993, income before cumulative effects of accounting changes was reduced by $121 million ($0.09 per share), cumulative effects of accounting changes was increased $1,128 million ($0.83 per share) and net loss was increased by $1,249 million ($0.92 per share).

     At September 30, 1993, as a result of adopting SFAS No. 112 total liabilities were increased by $1,228 million and shareowners' equity was reduced by $1,249 million. The change had no impact on cash flows.

     At the same time, AT&T announced that, excluding the effect of the accounting change and the NCR restructuring and pension costs referred to above, its management expects net income for the fourth quarter of 1993 to be approximately $1.15 billion or 85 cents per share. These amounts are preliminary and unaudited.



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Form 8-K                           American Telephone and Telegraph Company
January 14, 1994






                                   SIGNATURES



     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.











                                   American Telephone and Telegraph Company







                               By  S. L. Prendergast
                                   Vice President and Treasurer






January 20, 1994